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This Transition News was distributed to employees on December 9, 2008.
TRANSITION NEWS
News about the PNC/National City Merger
December 9, 2008, Issue 4
In This Issue
•	Employees
o	Message from Tom and Shelley

o	Pricey Presents: PNC Calculates Cost of Christmas

o	PNC’s Virtual Wallet Product Featured in BusinessWeek
•	Integration
o	Merger or Acquisition?
Message from Tom and Shelley
(Tom Whitford, PNC’s chief administrative officer, serves as the integration manager. Shelley Seifert, National City’s executive vice president of Corporate Services, joins Tom on the integration leadership team.)
Recent messages from Peter Raskind and Jim Rohr introduced the executive team that will lead our combined organization’s businesses, markets and staff and support areas after the closing, which is subject to shareholder and regulatory approval. These executives are now working to structure their expanded areas of responsibility and assemble their teams, which will include even more talented leaders from both National City and PNC.
As these conversations are occurring, excitement is building about new opportunities for many in our expanded company. Several members of the National City executive team shared their thoughts about the process:
“Like National City, PNC has built an impressive presence in some key, high-growth regions. We have a similar approach when it comes to market leadership, and I am confident we will find the right structure to capitalize on opportunities to grow sales and revenue in these high-potential regions.” — Phil Rice, who will have responsibility for Western markets for the combined organization
“I’m excited about this powerful new combination of PNC and National City coming together. Retail employees are the predominant face of the combined PNC/National City organization. That’s why it’s more important than ever for us to create a consistent experience that helps enhance customer advocacy and springboard business growth. In the end, the dedicated people on the
Transition News
December 9, 2008

front lines make it happen.” — Dan Frate, head of National City’s Retail Banking
“An integration of this size and scale requires an incredible level of leadership, coordination and planning across both organizations. Both PNC and National City have experienced people who have been involved in past acquisitions and who are working to bring the best thinking to the integration. This type of cooperation is encouraging and needed to ensure that our customers are transitioned to the new company in a way that minimizes impacts and improves the overall customer experience over time.” — Jon Gorney, executive vice president of Corporate Operations & Information Services and an integration team leader
Pricey Presents: PNC Calculates Cost of Christmas
(Just as we do at National City, PNC always looks for unique and creative opportunities to share information with clients. Below you can read about one such example.)
True Loves and other hopeless romantics should be prepared to shell out a lot more this year to buy the gifts in the holiday classic The Twelve Days of Christmas, according to PNC Wealth Management’s 24th annual Christmas Price Index (CPI).
The CPI says you’ll have to part with $86,608.51 for a Partridge in a Pear Tree all the way to the Twelve Drummers Drumming, bought repeatedly as the song says. That’s up $8,508, or 10.9 percent, from last year’s $78,100.10.
The budget-minded shopper won’t find many bargains this year, either. The basic CPI — the cost of buying each of the gifts once — is up $1,573 to $21,080.10 from $19,507.25. That 8.1 percent increase represents the second-biggest jump in the index’s history.
Buying the gifts online yields no deals. The total basic cost is $31,956.62, up 2.8 percent from last year’s $31,249.00.
CPI reflects economic trends
Each year, PNC calculates the cost of the items in the Twelve Days of Christmas if purchased at current prices. It’s a fun way for people of all ages to learn about the economy. Trends have emerged, and the Christmas Price Index has often mirrored the Consumer Price Index.
For example, this year, commodities prices, concerns about increased energy and shipping costs, jobs and a second straight minimum wage increase were major factors in cost increases, said Jim Dunigan, managing executive of investments for PNC Wealth Management. The CPI’s cost sources range from retailers to the National Aviary in Pittsburgh and Philadanco, a modern dance company in Philadelphia.
Transition News
December 9, 2008

Media outlets take note
Media interest in the CPI is extensive. Most notable broadcast hits included an appearance by Dunigan on CNBC Squawk Box, Bill Stone on Fox Business Channel and mentions of CPI on CBS “Up to the Minute,” CBS “Early Show” and CBS Morning News, ABC News, CNN “American Morning” and CNN Headline News. Notable print/online articles appeared in the Washington Post, New York Times, Baltimore Sun and USA Today.
And because you’re wondering, the full list is topped by:
•	The Seven Swans-a-Swimming. Their cost increased 33.3 percent because of scarcity. True Loves will spend $5,600 this year, compared to $4,200 last year.
PNC’s Virtual Wallet Featured in BusinessWeek
PNC’s Virtual Wallet continues to win good reviews — the latest from BusinessWeek magazine and the research and consulting firm Celent.
PNC introduced Virtual Wallet, a comprehensive money management and online banking tool aimed at Generation Y consumers (18- to 34-year-olds), in July. It has been attracting 130 new customers a day.
In its Dec. 8 issue, BusinessWeek reports that of Virtual Wallet’s 20,000 customers so far, “65 percent of them (are) new and 70 percent (are) in the Gen Y demographic.”
PNC President Joe Guyaux told the magazine that Virtual Wallet, which cost about $15 million to develop, should break even in two years, “about a year less than it would take a new brick-and-mortar branch to do so.”
Guyaux also said that Virtual Wallet “will grow up” with its young customers by offering “new loan and investment tools.”
Boston-based Celent says in a report that “PNC’s unveiling of its Virtual Wallet ... marks one of the boldest enhancements to the online banking experience made by any bank in the top 30 since the industry moved from PC banking to Internet banking.”
Celent’s October report, entitled “Web 2.0 and Retail Banking: Less Hype Equals Opportunity,” also says that “PNC addressed multiple dimensions with ... Virtual Wallet,” including “basic product needs” and “site language and site behavior.”
Celent notes that Virtual Wallet is “likely to generate buzz in the target market ... with a simple game called ‘Punch the Pig’ — where each punch of a piggy bank moves money from checking to savings.”
Transition News
December 9, 2008

Indeed, “Punch the Pig” is getting attention. BusinessWeek illustrated its article with a man wearing a T-shirt adorned with a piggy bank that has a computer mouse for a tail.
Merger or Acquisition?
Many employees of both National City and PNC have noted that in some cases the transaction is referred to as a “merger” and at other times as an “acquisition.” So, which one is it?
Actually, it can be referred to either way.
National City Corporation, the holding company for National City Bank, will be merged into The PNC Financial Services Group, Inc., the holding company for PNC Bank, at the closing of the acquisition on Dec. 31, 2008, pending appropriate approvals. Keep in mind, though, that National City branches and most operations will not convert to the PNC brand until late in 2009 at the earliest. You will learn more about the conversion schedule in the coming weeks and months.
What’s most important is that the integration team — consisting of leaders from both organizations – is building a plan designed to make the conversion to PNC as easy as possible for customers and employees. As indicated in the integration guiding principles, the combined company will take on PNC’s brand and, in most cases, follow PNC’s business model to maintain a consistent approach.

Have a question? You can call the toll-free PNC Merger voicemail box at 888/808-4489 and leave a message with your question or email your question to CorpComm@NationalCity.com. We’ll respond to questions of general interest in future issues of Transition News.
Transition News
December 9, 2008